Exhibit 5

                           [Letterhead of AT&T Corp.]


                                                                 January 3, 2001


AT&T Corp.
32 Avenue of the Americas
New York, NY  10013

Dear Sirs:

     With reference to the registration statement on Form S-8 which AT&T Corp. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering $60,000,000 of Deferred Compensation Obligations, which represent unsecured obligations of the participating companies to pay deferred compensation obligations in the future in accordance with the terms of the AT&T Broadband Deferred Compensation Plan for a select group of Eligible Employees (the "Plan"), I am of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

     2. When issued in accordance with the terms of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the participating companies, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

     I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

                                  Very truly yours,

                                  /s/  Robert S. Feit
                                       ---------------------
                                       Robert S. Feit